Exhibit 99.1

CALGARY, ALBERTA -- (MARKET WIRE) -- July 14, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that its majority controlled private subsidiary, Cougar Energy, Inc., has funded and completed the requirements of the "exclusivity contract" of the CREEnergy Oil and Gas Inc. agreement announced on December 1, 2008.  Information on the CREEnergy project is located at http://www.cougarenergyinc.com.

The agreement provides for an "exclusivity contract" with CREEnergy for oil and gas properties for up to 15 townships or 345,000 gross acres of mineral rights in north central Alberta, Canada.  The initial leases, as outlined in the agreement, are for mineral rights on a total of 46,000 gross acres for a lease term of 10 years.  As the project moves forward, additional leases will be identified and added to the joint venture.

Cougar is working with CREEnergy to identify, prioritize and nominate the first mineral rights that will be leased, and finalizing the initial development plans for the fall/winter of 2009, which will include the evaluation of 4 to 6 high priority targets.  The development plans will include the areas to be leased from CREEnergy and the additional mineral rights acquired in the farmin announced on June 9, 2009.

Bill Tighe, CEO of Cougar, states, "We are pleased with the completion of this critical milestone in our agreements with CREEnergy and look forward to the ongoing development of this agreement, which will continue with the leasing of the initial mineral rights."

These mineral leases and the general area have industry recognized production potential for light sweet crude oil and sweet natural gas.

Adjoining mineral leases have low operating costs of approximately C$25.00 per barrel resulting in profitable net backs, even at the current, low commodity prices.  A key example of the production potential would be the Trout and Senex Keg River oil pools that have yielded as  much as 1.5 million barrels cumulative production per pool, or the Granite Wash oil pools with as much as 2 million barrels cumulative production per pool.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.

Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of CREEnergy Joint Venture and area located in north central Alberta and Lucy in the Horn River Basin located in northeast British Columbia.

Additional information on Kodiak is at http://www.kodiakpetroleum.com.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta, Canada and is a privately held subsidiary of parent company, Kodiak Energy, Inc.  The company's focus is on the exploration and development of Canadian based onshore oil and gas properties.  The current projects are the CREEnergy Joint Venture and area located in north central Alberta and Lucy, Horn River Basin located in northeast British Columbia. Additional information on the CREEnergy and area projects and Lucy project and are available at http://www.cougarenergyinc.com.

For further information, please contact:
William Tighe
Chief Executive Officer
Cougar Energy, Inc.
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.cougarenergyinc.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements:  This press release contains forward-looking statements.  The words or phrases "would be," "will"
"intends to," "will likely result," "are expected to," "will continue,"
"is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements".  The Corporation's business is subject to various other risks and uncertainties, which may be described in Kodiak's corporate filings (www.sec.gov and www.sedar.com).  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.
The Corporation cautions readers not to place reliance on such statements.  Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

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Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Mon Jul 13, 2009 at 11:47:17 PM Pacific Time =======================================================================